Exhibit 99.1
ASX ANNOUNCEMENT
10 February 2009
First Implants at Northwestern Memorial Hospital, Chicago, IL
Framingham, MA and Sydney, Australia, 10 February 2009 — HeartWare International, Inc. (ASX: HIN) today announced that Northwestern Memorial Hospital has become the third center to implant the HeartWare® Ventricular Assist System in the Company’s U.S. clinical trial. In its first week, Northwestern conducted two HeartWare implants, on 2 February 2008 and 5 February respectively.
The implants were performed by Edwin C. McGee, MD., surgical director of the Advanced Heart Failure Program of the Bluhm Cardiovascular Institute at Northwestern. Dr. McGee is a renowned cardiothoracic surgeon with special interest in heart failure, transplantation, mechanical assistance, coronary surgery, valve repair and aortic surgery. He is a member of the Northwestern Medical Faculty Foundation and an assistant professor at the Feinberg School of Medicine.
“After our first implants of the HeartWare® System, it’s clear to us why this device is generating such enthusiasm among the clinical community,” said Dr. McGee. “The small size of the pump allows for a relatively quick and straightforward implantation. The elimination of the abdominal pump pocket typically required to implant larger devices should translate into important clinical benefits. We’re excited to be participating in this trial and are certainly pleased by our early experience.”
A total of 10 patients have been enrolled to date in HeartWare’s pivotal Bridge-to-Transplant trial. The trial will enroll up to 150 patients at a maximum of 28 centers.
About HeartWare International
HeartWare International develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADs), to treat patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD™ pump, the only full-output pump designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has completed an international clinical trial for the device involving five investigational centres in Europe and Australia. The device is currently the subject of a 150-patient clinical trial in the United States for a Bridge-to-Transplant indication.

ASX Announcement — 10 February 2009

For further information:
www.heartware.com	US Investor Relations
Howard Leibman	Matt Clawson
Director Corporate Development	Partner
HeartWare Limited	Allen & Caron, Inc.
Email. howard.leibman@heartware.com.au	Email. matt@allencaron.com
Tel. +61 2 9238 2064	Tel. +1 949 474 4300
Forward-Looking Statements
This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the progress of clinical trials. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the SEC on February 28, 2008, and those described in other reports filed from time to time with the SEC.